UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

INVENTRUST PROPERTIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Date:	May 9, 2019

Time:	9:00 a.m. central time

Place:	Chicago Marriott Oak Brook
1401 West 22nd Street,
Oak Brook, IL 60523

InvenTrust Properties Corp.

3025 Highland Parkway, Suite 350

Downers Grove, Illinois 60515

(855) 377-0510

Notice of Annual Meeting of

Stockholders to be held

May 9, 2019

Dear Stockholder:

Our annual stockholders’ meeting will be held on May 9, 2019, at 9:00 a.m. central time, at the Chicago Marriott Oak Brook, 1401 West 22nd Street, Oak Brook, IL 60523. At our annual meeting, we will ask you to consider and vote upon:

1.	A proposal to elect eight directors;

2.	A proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

3.	Any other business that may properly come before the annual meeting, including any postponement or adjournment thereof.

If you were a stockholder of record at the close of business on March 1, 2019, your shares may be voted at the annual meeting, including any postponements or adjournments of the meeting. If you plan on attending the annual meeting of stockholders in person, please contact Mr. Dan Lombardo, Investor Relations, at 630-570-0605, so that we can arrange for sufficient space to accommodate all attendees.

In order to reduce costs associated with our annual meeting, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive paper copies of the materials by mail, stockholders will receive a Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the Internet.

Please promptly submit your proxy by mail, telephone or Internet by following the instructions provided to ensure that your shares will be represented whether or not you attend the annual meeting. We encourage you to submit your proxy prior to the meeting to help ensure that a quorum is present and our meeting can proceed.

By order of the Board of Directors,

Christy L. David
Executive Vice President, General Counsel and Secretary
March 11, 2019

3025 Highland Parkway, Suite 350

Downers Grove, Illinois 60515

(855) 377-0510

PROXY MATERIALS AND ANNUAL MEETING

Information About the Proxy Materials

The board of directors of InvenTrust Properties Corp., a Maryland corporation (referred to herein as the “Company,” “we,” “our” or “us”), is furnishing the enclosed Notice of Annual Meeting, proxy statement and proxy card to you, and to all stockholders of record as of the close of business on March 1, 2019, because the board is soliciting your proxy to vote at the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”), and at any postponements or adjournments thereof.

The Securities and Exchange Commission (“SEC”) has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we are primarily furnishing proxy materials to our stockholders via the Internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders and lower costs of the Annual Meeting. Beginning on or about March 11, 2019, we will mail a Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 1, 2019, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018, and how to submit proxies via the Internet or by telephone. If you received a Notice but would like to submit your proxy by mail or request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials over the Internet will help reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

On or about March 11, 2019, we also began mailing a full set of proxy materials to certain stockholders who previously requested a paper copy of the proxy materials.

If you own shares of common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one Notice or set of these materials. Please make sure to authorize a proxy to vote all of your shares.

Important Notice Regarding the Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 9, 2019. This proxy statement, the proxy card and our annual report on Form 10-K to stockholders for the year ended December 31, 2018 are available at www.proxyvote.com.

Information About the Annual Meeting

The Annual Meeting will be held on May 9, 2019, beginning at 9:00 a.m., Central Time, at Chicago Marriott Oak Brook, 1401 West 22nd Street, Oak Brook, IL 60523. We welcome your attendance at the meeting. Please note that only stockholders as of March 1, 2019 (the record date) or the holders of their valid proxies will be permitted to attend. If you plan to attend the meeting in person, please bring:

•	a valid governmental-issued picture identification, such as a driver’s license or a passport, which is required before being admitted to the meeting; and

•

if you hold shares through a broker or nominee (i.e., in “street name” as further described below under the heading “Information about Voting – Beneficial Owners”), proof of your beneficial ownership as of March 1, 2019, such as a brokerage statement showing your ownership as of that date or a “legal proxy” authorizing you to vote such shares; and

•	if you are a representative of a corporate or institutional stockholder, proof that you are a representative of such stockholder.

Please contact Mr. Dan Lombardo, Investor Relations, at 630-570-0605 with any questions you have about attending the meeting, including requests for directions or other guidelines regarding admission to the meeting.

Information About Voting

Your presence in person or by proxy is needed to ensure that the proposals can be acted upon. We are a widely held company, and no large affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the Annual Meeting in order for us to obtain a quorum. THEREFORE, YOUR PRESENCE IN PERSON OR BY PROXY IS VERY IMPORTANT, EVEN IF YOU OWN A SMALL NUMBER OF SHARES. Your immediate response will save us significant additional expense associated with soliciting stockholder votes and will help avoid potential delays and prevent repeated calls to you from our proxy solicitors.

You will have one vote for each share of common stock that you owned at the close of business on March 1, 2019, which is the record date for the Annual Meeting. As of March 1, 2019, there were 728,558,989 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

Record Holders

If your shares are registered directly in your name with our transfer agent, DST Systems, Inc., you are, with respect to those shares, the stockholder of record or record holder. Record holders may vote in person at the Annual Meeting or by granting us a proxy to vote on each of the proposals. You may authorize a proxy to vote your shares in any of the following ways:

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by mail: if you received a hard copy proxy card, you may complete and return it as instructed on the proxy card. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. You may then complete the proxy card and return it by mail as instructed on the proxy card;

•	via telephone: dial 1-800-690-6903 any time prior to 11:59 p.m. Eastern Time on May 8, 2019, and with your Notice in hand follow the instructions; or

•

via the Internet: go to www.proxyvote.com any time prior to 11:59 p.m. Eastern Time on May 8, 2019, and with your Notice in hand follow the instructions to obtain your records and to create an electronic voting instruction form.

If you are a record holder and grant a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Corporate Secretary; (2) providing us with a properly executed, later-dated proxy; or (3) attending the Annual Meeting in person and voting your shares. Merely attending the Annual Meeting, without further action, will not revoke your proxy.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are the beneficial owner of shares held in street name, and the Notice (or in some cases, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “Abstentions and Broker Non-Votes” below for more information about broker non-votes. Beneficial owners who desire to revoke a previously submitted proxy should contact their bank or broker for instructions.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Please contact your broker, bank or other nominee for information about obtaining a legal proxy.

Information Regarding Tabulation of the Vote

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) or its designee will act as the inspector of election and will count the votes.

Information About Items to be Voted on and Vote Necessary for Action to be Taken

At the Annual Meeting, stockholders will act upon the following matters, and such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof:

Proposal No. 1: Election of eight directors, to hold office until the next annual meeting and until their successors are duly elected and qualify. A plurality of all the votes cast at the Annual Meeting shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. The board of directors unanimously recommends a vote FOR each of the nominees for director.

Proposal No. 2: Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019. A majority of the votes cast at the Annual Meeting shall be sufficient to approve Proposal No. 2. The board of directors unanimously recommends a vote FOR the approval of the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

If you return your proxy but do not indicate how your shares should be voted, they will be voted “FOR” each director in Proposal No. 1 and “FOR” Proposal No.  2.

Quorum Requirement

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter shall constitute a quorum. There must be a quorum present in order for us to conduct business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstain” vote with respect to any proposal to be voted on at the Annual Meeting is considered present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the outcome of the vote on any proposals, but will be considered present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable rules of the New York Stock Exchange (“NYSE”). The election of directors (Proposal No. 1) is considered a “non-discretionary” item, so if you do not provide instructions to the holder of record, your shares will be treated as broker non-votes. The ratification of appointment of our independent registered public accounting firm (Proposal No. 2) is a “discretionary” or routine item under NYSE rules. As a result, the shares for which instructions are not provided to the holder of record will not be treated as broker non-votes and brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” with respect to such matter. Because the election of directors (Proposal No. 1) requires a plurality of all the votes cast at the Annual Meeting, broker non-votes will not have any effect on the election of directors.

Costs of Soliciting Proxies

We will bear all costs and expenses incurred in connection with soliciting proxies. Our directors and executive officers may solicit proxies by mail, personal contact, letter, telephone, facsimile or other electronic means. These individuals will not receive any additional compensation for these activities, but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, Broadridge will solicit proxies on our behalf. We will pay Broadridge fees that we expect will not exceed $150,000 and any out-of-pocket expenses for soliciting proxies.

Other Matters

At this time, no other matters are being presented for your consideration at the Annual Meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the Annual Meeting as determined by the chairperson of the meeting, your proxies are authorized to act on the proposal at their discretion.

Householding

Only one Notice or copy of this proxy statement and the 2018 annual report on Form 10-K have been sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Additional copies of this proxy statement or our annual report on Form 10-K for the year ended December 31, 2018 will be furnished to you, without charge, by writing us at: c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510. If you share an address with another stockholder and the two of you would like to receive only a single set of our annual disclosure documents, please contact us by writing us at: c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510, or, if a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

CORPORATE GOVERNANCE PRINCIPLES

Director Independence

Our business is managed under the direction and oversight of our board. The members of our board are Paula J. Saban, our chairperson, Stuart Aitken, Amanda Black, Thomas F. Glavin, Thomas P. McGuinness, Scott A. Nelson, Michael A. Stein and Julian E. Whitehurst. As required by our charter, a majority of our directors must be “independent.” As defined by our charter, an “independent director” means any director who qualifies as an “independent director” under the provisions of the NYSE Listed Company Manual in effect from time to time. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Consistent with these considerations, after reviewing all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our management and our independent registered public accounting firm, and considering each director’s direct and indirect association with the Company and its management, the board has determined that Mses. Black and Saban and Messrs. Aitken, Glavin, Nelson, Stein and Whitehurst qualify as independent directors.

Board Leadership Structure and Risk Oversight

Mr. McGuinness, in his role as our president and chief executive officer, is responsible for managing the strategic direction and for providing the day-to-day leadership of the Company. Ms. Saban, in her role as our chairperson of the board, organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring the Company’s performance. Ms. Saban presides over meetings of the board and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. We have separated the roles of the president and chairperson of the board in recognition of the differences between the two roles. Our board believes the current structure is appropriate and effective.

To ensure free and open discussion and communication among the non-management directors of our board of directors, the non-management directors will meet periodically in private session with no members of management present. Ms. Saban, as our chairperson, presides at these sessions.

Our board oversees the business and affairs of our Company, including its long-term health, overall success and financial strength. The full board is actively involved in overseeing risk management for the Company. Our board oversees risk through the: (1) review and discussion of regular periodic reports to the board and its committees, including management reports, leasing activity and property operating data, as well as actual and projected financial results, the corporate model and outputs, and various other matters relating to our business; (2) required approval by the board of certain transactions, including, among others, acquisitions and dispositions of properties exceeding certain dollar amounts and financings exceeding certain dollar amounts, as set forth in investment policies adopted by the board; (3) oversight of risk associated with the various elements of compensation by the compensation committee; (4) oversight of risk policies and management as well as major financial risk exposures and steps taken to monitor and control such risks by the audit committee; and (5) review of regular periodic reports from our independent public accounting firm, third-party internal audit firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal control over financial reporting.

Communicating with Directors

Pursuant to our Corporate Governance Guidelines, defined and discussed below under the heading “Corporate Governance Guidelines,” anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of our board of directors, the chairperson of any of the audit, nominating and corporate governance, compensation and executive committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Secretary of the Company, InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, who

will forward such communications to the appropriate party, or (2) sending any emails to StockholderCommunications@inventrustproperties.com. Such communications may be done confidentially or anonymously.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Aitken, Glavin and Stein, with Mr. Glavin serving as chairperson.

Each of the current members of the nominating and corporate governance committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The nominating and corporate governance committee is responsible for, among other things:

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identifying individuals qualified to become members of our board of directors, including conducting inquiries into the background and qualifications of any candidate, and recommending and nominating candidates for election to the board at annual meetings of stockholders;

•	reviewing the committee structure of the board of directors and recommending directors to serve as members of each committee of the board of directors;

•

developing and recommending to the board of directors a set of corporate governance guidelines and code of ethics and, from time to time, reviewing such guidelines and code and recommending changes to the board of directors for approval as necessary; and

•	overseeing the annual self-evaluation of the board of directors.

Our board of directors has adopted a written charter for our nominating and corporate governance committee, which is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Selection of Director Nominees

The nominating and corporate governance committee is responsible for reviewing the qualifications of potential director candidates and recommending those candidates to be nominated for election to the board of directors. The nominating and corporate governance committee considers relevant experience, skills and knowledge as well as individual qualifications, including personal and professional integrity, ethics and values; commitments to other businesses; independence, including absence of any personal or professional conflicts of interest; corporate governance experience; financial and accounting background; experience in our industry or familiarity with the issues affecting our business; diversity (including age, gender and ethnic and racial background, viewpoint and experience); academic expertise in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries and the extent to which the interplay of the candidate’s skills, knowledge and experience with that of other board members will build a board that is effective, collegial and responsive to the needs of the Company.

The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the nominating and corporate governance committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by one or more members of the nominating and corporate governance committee. During 2018, the nominating and corporate governance committee retained a search firm to assist in identifying and evaluating potential director candidates and may do so in the future.

The nominating and corporate governance committee will consider director candidates recommended by stockholders for our 2020 annual meeting of stockholders. Any such recommendations must be submitted in accordance with the procedures specified in Section 9 of Article II of our bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than 5:00 p.m. Eastern Time on the 120th day and not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2020, a stockholder must provide written notice of a candidate recommendation not earlier than October 13, 2019 and not later than 5:00 p.m., Eastern Time, on November 12, 2019, to our corporate secretary, c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515. The notice must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and include the information required by our bylaws for advance notice of stockholder nominees for director. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of InvenTrust common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the board of directors must meet the director independence standards of the NYSE.

Audit Committee

Our audit committee is comprised of four independent directors, Ms. Black and Messrs. Aitken, Glavin and Stein was established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The board has determined that Mr. Glavin, the chairperson of the committee, and Ms. Black and Mr. Stein each qualifies as an “audit committee financial expert,” as such term is defined by the applicable SEC regulations, and that each member of the committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC, including the heightened independence standards applicable to audit committee members. The audit committee assists the board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of the independent registered public accounting firm; and

•	the performance of our internal audit function and independent auditors.

The audit committee is also responsible for, among other things:

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appointing, evaluating, compensating, and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;

•	preparing the audit committee report required by SEC regulations to be included in our annual report and proxy statement;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	engagement, evaluation and compensation of the internal auditor and the adequacy of the Company’s internal audit function;

•	discussing our guidelines and policies with respect to risk assessment and risk management, and our major financial risk exposures and the steps management takes to monitor and control such exposures;

•	considering and discussing procedures in place to enforce our Code of Ethics and Business Conduct, and, if appropriate, granting any requested waivers;

•	reviewing and approving procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	reviewing related party transactions pursuant to our written policy described below under “Related Party Transaction Policy and Procedures.”

The audit committee charter is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Compensation Committee

Our compensation committee is comprised of Ms. Saban and Messrs. Nelson and Whitehurst, with Ms. Saban as chairperson.

The compensation committee has sole responsibility for determining the compensation that we pay to our chief executive officer (or its equivalent), and is responsible for approving the compensation for our other named executive officers. Each member of the committee is independent and meets the additional standards for the independence of compensation committee members set forth in Section 303A.02 of the NYSE Listed Company Manual, and each is a “non-employee director,” as defined by Section 16 of the Exchange Act.

Consistent with the requirements of Rule 10C-1 of the Exchange Act and any other applicable listing requirements and rules and regulations of the NYSE, the committee has the sole and exclusive authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate (the “compensation advisors”), and has the direct responsibility to compensate and oversee any and all compensation advisors. The committee has the authority to also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the committee in its sole discretion, for payment of compensation to any such persons retained by the committee.

In fulfilling its responsibilities, the committee is entitled to delegate any or all of its responsibilities to a subcommittee of the committee, except that it may not delegate its responsibilities for any matters that involve executive compensation or are intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “nonemployee directors.”

Our president and chief executive officer may make, and the committee may consider, recommendations to the committee regarding our compensation and employee benefit plans and practices, including our executive compensation plans, our incentive-compensation and equity-based plans with respect to executive officers other than the president and chief executive officer and our director compensation arrangements.

The compensation committee charter is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Executive Committee

Our executive committee is comprised of Ms. Saban and Messrs. McGuinness, Nelson and Whitehurst, with Ms. Saban as chairperson.

The primary purposes of the executive committee are to: (i) exercise the powers of the board in between regularly scheduled quarterly board meetings, subject to certain limitations; (ii) exercise the powers of the board in the review and approval of real estate transactions, borrowings and related matters, up to certain threshold amounts, when such matters exceed the scope of management’s authority; (iii) receive regular updates from management on real estate transactions, borrowings and related matters generally; (iv) review our capital allocation strategy, our investment and disposition program generally, and the performance of in-process real estate developments; (v) review strategic planning for the Company with management and external advisors; and (vi) review and approve matters that are outside of the authority and responsibilities of the audit, compensation and nominating and corporate governance committees.

Code of Ethics

Our board has adopted a code of ethics and business conduct (the “Code of Ethics and Business Conduct”) applicable to our directors, officers and employees, which is available on our website at

www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Code of Ethics & Business Conduct” tab. In addition, printed copies of the Code of Ethics and Business Conduct are available to any stockholder, without charge, by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) to provide a transparent framework for the effective governance of InvenTrust. The Corporate Governance Guidelines are available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Corporate Governance Guidelines” tab. In addition, printed copies of the Corporate Governance Guidelines are available to any stockholder, without charge, by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our board has nominated the eight individuals set forth below to serve as directors until the next annual meeting and until their successors are duly elected and qualify. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, or for good cause will not serve, your proxy may vote for another nominee proposed by the nominating and corporate governance committee and the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting. Our board unanimously recommends that you vote “FOR” the election of all eight nominees.

Our Board of Directors

Set forth below is information regarding the business experience of each of our directors that has been furnished to us by each respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the nominating and corporate governance committee and the board of directors to conclude that the director is qualified and should serve as a director of InvenTrust.

Stuart Aitken, 47.  Director since December 2017. Mr. Aitken brings an extensive background in technology, marketing and executive operating experience for large organizations. He has years of relevant industry experience in retail and consumer data analytics.

Mr. Aitken is a seasoned technology and marketing executive who currently serves as Group Vice President of The Kroger Co. and Chief Executive Officer of 84.51°, a wholly owned data analytics subsidiary of The Kroger Co. He leads a team of nearly 800 associates as they work together with leading companies to put the consumer at the center of their business decisions. During the six years prior to his current role, Mr. Aitken was CEO of dunnhumbyUSA, a predecessor organization to 84.51°. Prior to that, he served as Executive Vice President and Chief Marketing Officer for arts-and-crafts retailer Michael’s Stores. Previously, he led marketing strategies, loyalty marketing, data analytics, innovation and category management at Safeway, Inc. for nearly a decade.

Mr. Aitken received his Bachelor of Arts and Master of Science degrees in Information Management from Queen Margaret University and University of Strathclyde, respectively, both located in Scotland.

Our board believes that Mr. Aitken’s experience in marketing strategies and data analytics brings valuable perspective to the board, as the Company moves forward in executing its strategic plan.

Amanda Black, 42.  Director since August 2018. Ms. Black serves as the Managing Director and Portfolio Manager of Jaguar Listed Property, formerly known as Northwood Securities (“NWS”), where she oversees all North American investments for the firm as portfolio manager for global and domestic real estate mutual funds and separate accounts. Prior to joining NWS in 2014, Ms. Black served as a Senior Vice President and Portfolio Manager at Ascent Investment Advisors from 2011 to 2014, where she co-managed a global REIT mutual fund and hedge fund. She has eighteen years of experience as an investor across a diverse set of investment firms and strategies with a specialization in real estate. Ms. Black holds an MBA from Saint Louis University and a B.S. from Southern Illinois University. She was a licensed CPA from 2001 to approximately 2004 and earned her CFA designation in 2005.

Our board believes that Ms. Black’s experience with investing in real estate’s mutual funds of varying levels, brings valuable perspective to the board, as the Company moves forward in exploring its future in the market.

Thomas F. Glavin, 59.  Director since October 2007. Mr. Glavin is the owner of Thomas F. Glavin & Associates, Inc., a certified public accounting firm that he started in 1988. In that capacity, Mr. Glavin specializes in providing accounting and tax services to closely held companies. Mr. Glavin began his career at Vavrus & Associates, a real estate firm, located in Joliet, Illinois, that owned and managed apartment buildings and health clubs. At Vavrus & Associates, Mr. Glavin was an internal auditor responsible for reviewing and implementing internal controls. In 1984, Mr. Glavin began working in the tax department of Touche Ross & Co., where he specialized in international taxation. In addition to his accounting experience, Mr. Glavin also has been involved in the real estate business for nearly 20 years. Since 1997, Mr. Glavin has been a partner in Gateway Homes, which has zoned, developed and manages a 440-unit manufactured home park in Frankfort, Illinois. Mr. Glavin received his bachelor’s degree in accounting from Michigan State University in East Lansing, Michigan and a master of science in taxation from DePaul University, Chicago, Illinois. Mr. Glavin is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

As a result of his financial experience, including over 30 years in the accounting profession, our board believes that Mr. Glavin is able to provide valuable insight and advice with respect to our financial risk exposures, financial reporting process and system of internal controls.

Thomas P. McGuinness, 63.  Director since February 2015. Mr. McGuinness currently serves as our President and Chief Executive Officer. He has served as our President since we initiated our self-management transactions in March 2014 and as our Chief Executive Officer since November 2014. Prior to the self-management transactions, he served as our President and principal executive officer since September 2012 and President of our former business manager since January 2012. Prior to that time, Mr. McGuinness was the President of our former property manager. Mr. McGuinness previously served as the president of the Chicagoland Apartment Association and as the regional vice president of the National Apartment Association. He also served on the board of directors of the Apartment Building Owners and Managers Association, and was a trustee with the Service Employees’ Local No. 1 Health and Welfare Fund and its Pension Fund. Mr. McGuinness is an Executive Committee member of our retail joint venture entity IAGM Retail Fund I. L.L.C.

Our board believes that, with over 35 years of experience in the commercial real estate industry and as a result of his knowledge of the operations of our Company as its President and Chief Executive Officer, Mr. McGuinness is qualified to serve as a director on the board.

Scott A. Nelson, 62.  Director since November 2016. Mr. Nelson is Principal of SAN Prop Advisors, a retail real estate advisory firm that he started in early 2016. Clients of SAN Prop Advisors have included large retailers, developers and other corporations. Prior thereto, he served in various real estate capacities, including senior vice president positions, at Target Corporation, since 1995. Most recently, he served as Senior Vice President Target Properties Canada from 2015 to 2016; Senior Vice President, Target Properties – U.S. in 2014, and Senior Vice President, Target Real Estate from 2007 to 2014. In these roles, he was instrumental in the acquisition, development and optimization of Target’s retail real estate portfolio. Previously, Mr. Nelson spent 10 years at Mervyn’s, a West Coast department store where he served in various positions including Director of Real Estate. He has a CRX (Certified Retail Property Executive) designation from the International Council of Shopping Centers. Since 2009, Mr. Nelson has served as a board member of Heart of America, a non-profit focused on volunteering and learning environments in schools. Mr. Nelson received a Bachelor of Arts degree and a Master of Science degree from the University of Minnesota.

Our board believes that Mr. Nelson provides valuable insight and advice to the Company based on his extensive experience in the retail real estate industry developing acquisition strategies, navigating market complexities, and leveraging real estate to fulfill corporate growth objectives for one of the largest retailers in America. In addition, our board believes that Mr. Nelson’s 35 years of relevant industry experience in retail and real estate provide additional strength to the board as the Company moves forward in executing its strategic plan.

Paula Saban, 65.  Chairperson since August 2017, including the period during which Ms. Saban served as our Interim Chairperson, and Director since October 2004. Ms. Saban has worked in the financial services and banking industry for over 25 years. She began her career in 1978 with Continental Bank, which later merged into Bank of America. From 1978 to 1990, Ms. Saban held various consultative sales roles in treasury management and in traditional lending areas. She also managed client service teams and developed numerous client satisfaction programs. In 1990, Ms. Saban began designing and implementing various financial solutions for clients with Bank of America’s Private Bank and Banc of America Investment Services, Inc. Her clients included top management of publicly held companies and entrepreneurs. In addition to managing a diverse client portfolio, she was responsible for client management and overall client satisfaction. She retired from Bank of America in 2006 as a senior vice president/private client manager. In 1994, Ms. Saban and her husband started a construction products company, Newport Distribution, Inc., of which she is secretary and treasurer, and a principal stockholder.

Ms. Saban received her bachelor’s degree from MacMurray College, Jacksonville, Illinois, and her Master of Business Administration degree from DePaul University, Chicago, Illinois. She holds Series 7 and 63 certifications from FINRA. She is a former president of the Fairview Elementary School PTA and a former trustee of both the Goodman Theatre and Urban Gateways. She served as the legislative chair of Illinois PTA District 37 and as liaison to the No Child Left Behind Task Force of School District 54. Ms. Saban currently serves as a project-based development director at the Association of Interim Executives and has previously served on the board of Hands On Suburban Chicago, a not-for-profit organization that matches community and corporate volunteers of all ages and skills with opportunities to connect and serve.

In light of Ms. Saban’s experience in financial services and banking, among other things, our board believes that Ms. Saban has the necessary experience and insight to serve on our board.

Michael A. Stein, 69.  Director since November 2016. Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company, from 2001 until its acquisition by Eli Lilly in 2007. Prior thereto, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. from 1998 to 2000, and served in various capacities with Marriott International, Inc. from 1989 to 1998, including Executive Vice President and Chief Financial Officer from 1993 to 1998. Previously, Mr. Stein spent nearly 20 years at Arthur Andersen LLP, where he was a Partner.

Mr. Stein has served on the board of directors of Apartment Investment and Management Company (AIMCO), a New York Stock Exchange listed public real estate investment trust focused on the ownership and management of apartment communities located in large markets in the United States, since 2004. He is currently the chairperson of the audit committee and a member of the compensation and human resources, nominating and corporate governance, and redevelopment and construction committees at AIMCO. He has also served on the board of directors of Providence Health & Services, a not-for-profit health system, from 2008 to 2016, and the Boards of Nautilus, Inc., Getty Images, Inc. and Fred Hutchinson Cancer Research Center. Mr. Stein has a Bachelor of Science degree from the University of Maryland.

Our board believes that Mr. Stein brings valuable expertise to our board, given his background as a retail business executive and financial expert with more than 40 years of diverse experience, including public accounting, chief financial officer positions at large public companies, and board service at public companies. In addition, our board believes that Mr. Stein’s financial expertise provides additional strength to the board as the Company moves forward in executing its strategic plan.

Julian E. Whitehurst, 61.  Director since March 2016. Mr. Whitehurst has served as a director of National Retail Properties, Inc. since February 2017, as Chief Executive Officer since April 2017, as President since May 2006, as and Chief Operating Officer since June 2004. He also previously served as Executive Vice President of National Retail Properties, Inc., from February 2003 to May 2006, as Secretary from May 2003 to May 2006, and General Counsel from 2003 to 2006. Prior to February 2003, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. He serves on the board of trustees and the executive committee of Lake Highland Preparatory School. Mr. Whitehurst is a member of ICSC and Nareit, and serves on the Nareit Advisory Board of Governors.

Mr. Whitehurst brings to the board more than 30 years of experience in the commercial real estate industry, with significant expertise in real estate transactions and operations. Our board believes Mr. Whitehurst’s experience as an executive at successful REITs brings valuable perspective to the board as the Company moves forward in executing on its pure play retail platform strategy.

Director Compensation

Cash Compensation

Under our Director Compensation Program, effective as of May 1, 2017 (the “Director Compensation Program”), each non-employee director is entitled to receive an annual cash retainer of $65,000. Non-employee directors are not entitled to meeting fees for attending individual board or committee meetings. In addition, committee members and chairpersons and our non-executive chairperson are entitled to receive the following additional annual cash retainers (as applicable):

•	Chair of Audit Committee: $23,000

•	Chair of Compensation Committee: $17,500

•	Chair of Executive Committee: $15,000

•	Chair of Nominating and Governance Committee: $12,000

•	Non-Chair Audit Committee Member: $10,000

•	Non-Chair Compensation Committee Member: $7,500

•	Non-Chair Executive Committee Member: $6,000

•	Non-Chair Nominating and Governance Committee Member: $5,000

•	Non-Executive Chairperson: $30,000

Equity Compensation

In addition to the cash retainers, under the Director Compensation Program each non-employee director is entitled to an annual award of restricted stock units (“RSUs”) valued at $110,000. Each annual RSU award will be granted at our annual meeting of stockholders and will vest in full on the earlier of (i) the date of the next annual meeting of our stockholders following the grant date or (ii) the first anniversary of the grant date, subject to the director’s continued service on the vesting date.

On May 9, 2018, the date of our 2018 annual meeting, each non-employee director in service on such date received an annual RSU award covering 35,032 shares. The number of RSUs subject to each RSU award granted to a non-employee director in 2018 was calculated based on the most recent estimated value per share of our common stock at the time of the grant, which was as of May 1, 2018. In addition, upon her commencement of service as a director in August 2018, Ms. Black received an award of RSUs valued at $55,000 to reflect her partial annual period of service as a director. Each award generally settles partly in shares of our common stock (75%) and partly in cash (25%), but directors may elect to have their awards settled in up to 55% cash.

Business Expenses

Pursuant to the terms of the Director Compensation Program and our standard expense reimbursement policy, we reimburse each non-employee director for reasonable business expenses incurred by the director in connection with his or her services to us.

Director Compensation Table

The following table provides additional detail regarding the 2018 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Amanda Black (3)	$18,750	$55,000	$73,750
Thomas F. Glavin	100,000	110,000	210,000
Scott A. Nelson	77,188	110,000	187,188
Paula Saban	127,500	110,000	237,500
Michael A. Stein	80,000	110,000	190,000
Julian E. Whitehurst	78,500	110,000	188,500
Stuart Aitken(4)	74,375	137,500	211,875

(1) Amounts reflect annual board cash retainers and, if applicable, additional cash retainers described above for committee and chair service, in each case, earned in 2018.

(2) Reflects RSUs granted under our Director Compensation Program to each director in 2018 (other than Ms. Black). See “Director Compensation - Equity Compensation” for additional information. Amounts reflect the grant date fair value of the RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 15: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The RSUs will vest in full on date of the Annual Meeting.

(3) Ms. Black received an RSU award in the amount of $55,000 in August for her partial year of service, vesting in full at the Annual Meeting

(4) In addition to the RSU award granted to Mr. Aitken under our Director Compensation Program, Mr. Aitken received an RSU award in the amount of $27,500 in January 2018 for his partial year of service, prior to the 2018 Annual Meeting, which vested in full at the 2018 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was, during 2018, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our compensation committee or (ii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our board.

Director Meetings Attendance

During the year ended December 31, 2018, our board met four times. Each of our directors attended at least 75% of the aggregate amount of the meetings of the board and any committee on which he or she served in 2018. We encourage our directors to attend our annual meetings. All of our directors who were directors at the time of our annual meeting held on May 9, 2018 attended the meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. In 2018, our “named executive officers” (“NEOs”) and their positions were as follows:

•	Thomas P. McGuinness, President and Chief Executive Officer;

•	Michael E. Podboy, Former Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer;

•	Ivy Z. Greaner, Executive Vice President and Chief Operating Officer;

•	Christy L. David, Executive Vice President, General Counsel and Secretary; and

•	Adam M. Jaworski, Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer.

Mr. Podboy resigned from his position as an executive officer and all other employee and officer positions that he held with the Company and its subsidiaries effective August 27, 2018. In connection with Mr. Podboy’s resignation, the Company and Mr. Podboy entered into a Severance Agreement and General Release, dated as of August 27, 2018 (the “Severance Agreement”) as more fully described below under the caption “Severance Agreement and General Release with Mr. Podboy.”

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provided in 2018. Each of the key elements of our executive compensation program is discussed in more detail below. The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below.

Our executive compensation program is designed to provide a total compensation package intended to align executive compensation with the Company’s performance and with stockholder interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements.

At our annual meeting of stockholders on May 9, 2018 (the “2018 Annual Meeting”), we provided our stockholders with an advisory vote to approve the compensation of our NEOs (the “say-on-pay proposal”). At the 2018 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of our NEOs, with over 70% of the votes cast in favor of the say-on-pay proposal. Our board and our compensation committee believe this affirms the stockholders’ support of our approach to executive compensation, and did not make any significant changes to our approach in 2018. Our board and our compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the NEOs. In addition, when determining how often to hold future say-on-pay proposal votes to approve the compensation of our NEOs, our board and our compensation committee took into account the preference for a triennial vote expressed by our stockholders at the 2015 Annual Meeting, with over 71% of the votes cast in favor. Accordingly, our board and our compensation committee determined that we will hold a say-on-pay proposal vote to approve the compensation of our NEOs every three years. We presently expect that our next say-on-pay advisory vote will be conducted at our 2021 Annual Meeting. We are not conducting a say-on-pay advisory vote at our 2019 Annual Meeting.

Executive Summary

Summary of 2018 Financial and Operational Results

We continue to execute on our strategy to enhance our multi-tenant retail platform. For the year ended December 31, 2018, we completed approximately $799.8 million in real estate transactions, which included approximately $91.0 million of IAGM Retail Fund I, LLC (“IAGM”) joint-venture owned property dispositions. IAGM is an unconsolidated retail joint venture partnership between the Company as 55% owner and PGGM Private Real Estate Fund (“PGGM”).

•

Acquired Retail Properties in Core Markets. For InvenTrust, the right properties mean open-air grocery anchored and certain necessity-based power centers, and the right markets mean those with above average growth in population, employment and wages. InvenTrust’s targeted core markets include those with above average population, employment and wage growth. In 2018, we acquired three retail properties, including one retail property classified as a consolidated variable interest entity (“VIE”), and two retail parcels adjacent to two existing retail properties for an aggregate acquisition price of approximately $222.6 million. In addition, we increased average base rent per square foot for wholly-owned and consolidated retail properties 8.8% and for wholly-owned, consolidated and IAGM owned properties 8.4% from the prior year period.

•

Opportunistically dispose of retail properties with maximized values and retail properties not located in our core markets. We continue to opportunistically dispose of properties in low-growth markets or where we believe the properties’ values have been maximized. Additionally, these types of dispositions will allow the Company to re-deploy resources into properties in our core markets. In 2018, we disposed of 16 retail properties, including the surrender of two properties to their respective lenders in satisfaction of non-recourse debt, and completed a partial condemnation at one retail property for an aggregate gross disposition price of approximately $466.2 million. In addition, in 2018 we disposed of two IAGM retail properties for a gross disposition price of approximately $91.0 million.

•

Maintain low leverage and a flexible capital structure. We continually evaluate the economic and credit environment and its impact on our business. We believe we are appropriately positioned to have significant liquidity to continue executing on our strategy. We expect to have the ability to repay, refinance or extend any of our debt, and we believe we have adequate sources of funds to meet short-term cash needs related to these refinancings or extensions. In 2018, an aggregate of approximately $231.9 million of cash was used to pay-off debt, debt prepayment penalties, principal payments of mortgage debt, and payment of loan fees and other deposits. In addition, as discussed in our Annual Report on Form 10-K for the year ended December 31, 2018, in 2018 we entered into an amended and restated unsecured term loan credit agreement which provides for $400.0 million in unsecured term loans and a second amended and restated unsecured revolving credit agreement which provides for a $350.0 million unsecured revolving line of credit. As of December 31, 2018, we had $352.0 million outstanding on the unsecured term loans.

•

Pursue re-development opportunities at our current retail properties. We have a coordinated program to increase rental income by maximizing existing re-development opportunities and identifying locations in our current multi-tenant retail platform where we can develop pad sites. In addition, we are working with our tenants to expand rentable square footage at select retail properties where demand warrants. Certain redevelopment opportunities may include a mixed-use component.

In addition, for the year ended December 31, 2018, we achieved net income of $83.8 million and funds from operations (“FFO”) (a non-generally accepted accounting principles (“GAAP”) (“non-GAAP”) financial measure) of $134.7 million. Our FFO, which is based on the National Association of Real Estate Investment Trusts (“NAREIT”) definition, is net income (loss) in accordance with GAAP excluding gains (or losses) resulting from dispositions of properties, plus depreciation and amortization and impairment charges on depreciable real property, after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. We have adopted the NAREIT definition in our calculation of FFO Applicable to Common Shares as management considers FFO a widely accepted and appropriate non-GAAP measure of performance for REITs. For more information regarding FFO and a reconciliation of FFO to net income, please see “Part II. Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2018.

On March 2, 2018, our Board approved an increase to our annual distribution rate effective for the quarterly distribution paid in April 2018, from $0.0695 per share to $0.0716 per share, on an annualized basis. The adjustment to the distribution rate equates to a 2018 calendar year total distribution of $0.0711 per share (an annual rate of $0.0695 per share paid in January 2018, an annual rate of $0.0716 per share paid in each of April, July and October 2018). On November 7, 2018, our Board approved an increase to our annual distribution rate effective for the quarterly distribution payable in April 2019, from $0.0716 per share to $0.0737, on an annualized basis.

Compensation Elements

Our executive compensation program for 2018 consisted of the following elements: base salary, annual cash bonus, equity-based long-term incentive awards, retirement benefits and health/welfare benefits. Each of these elements taken separately, as well as each of these elements taken as a whole, was necessary to support our overall compensation objectives. The following table sets forth the key elements of our NEOs compensation for 2018, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed minimum income level as a necessary tool in attracting and retaining executives.
Annual cash bonus	To incentivize the attainment of annual financial, operational and personal objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation	To provide incentives that are linked directly to increases in the value of the Company as a result of the execution of our long-term plans.
Retirement savings—401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

The compensation committee believes that executive compensation should reflect the value created for our stockholders, while supporting our operational goals and long-term business plans and strategies. In addition, the compensation committee believes that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Good Governance and Best Practices

With respect to our executive compensation program, we are committed to staying apprised of current issues, emerging trends, and best practices. To this end, when considering executive officer compensation packages for 2018, our compensation committee worked with our independent compensation consultant, FPL Associates (“FPL”), to conduct a comprehensive market analysis of our executive compensation program and pay, and to generally align target direct compensation for our NEOs conservatively relative to the median of the applicable peer group.

Our executive compensation programs and practices for 2018 included the following features, which we believe are mindful of the concerns of our stockholders.

•	Our NEOs were eligible to earn annual bonuses based upon achievement of specific annual financial, operational and individual objectives that were designed to challenge the NEOs to strong performance.

•	Our NEOs participated in equity-based incentive plans which provided incentives that are linked directly to increases in the value of the Company.

•	In 2018, we replaced Mr. McGuinness’ and Mr. Podboy’s employment agreements with a severance plan.

•	Our NEOs participated in broad-based Company-sponsored benefits programs on the same basis as other full-time employees.

•	Our NEOs participated in the same defined contribution retirement plan as other employees.

•	FPL, our independent compensation consultant, was retained directly by and reported to the compensation committee

•	Our compensation committee, in conjunction with FPL, developed comparative peer groups to analyze the competitiveness of the total pay opportunity provided to our NEOs.

•	We did not provide our executive officers or other employees with tax gross-up payments, supplemental retirement benefits or perquisites.

Pay for Performance

Our 2018 compensation program for our NEOs was designed to align key financial and operational achievements with the annual cash bonuses to such NEOs. Annual cash bonuses were focused primarily on financial performance for 2018, as well as individual performance. Under our annual bonus programs for 2018, our NEOs were eligible to earn cash bonuses based on each of their individual performances in support of our financial, operational, and cultural goals for 2018, as well as our achievement in 2018 of performance goals relating to adjusted funds from operations (“Adjusted FFO”) and/or modified retail net operating income (“Modified NOI”) (each a non-GAAP financial measure). For more information regarding FFO and Modified NOI, why management believes they are useful for investors and a reconciliation of FFO and Modified NOI to net income, please see “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Our compensation committee believes these annual targeted operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. Performance of each NEO was not evaluated solely upon satisfaction of pre-determined performance goals, but was also evaluated subjectively by the compensation committee. Depending on actual results, each such NEO (other than Mr. Jaworski) was eligible to earn a maximum of 150% of his or her target bonus amount if the maximum performance targets were achieved or exceeded. In determining each executive’s actual cash bonus under the bonus program, each executive’s target bonus percentage was weighted between each applicable performance metric based on the officer’s core responsibilities within the Company. Our compensation committee did not establish a maximum bonus amount with respect to Modified NOI goal.

Stockholder Interest Alignment

Equity awards granted in 2018 to our NEOs included grants of restricted stock unit (“RSU”) awards, which vest over time based on the executive’s continued employment, and which entitle each executive to receive shares of our common stock upon vesting of the RSU award. Our annual bonus program, combined with grants of equity-based awards, creates a balanced focus on the achievement of short-term and long-term financial and operational goals. Our compensation committee believes that this “at risk” compensation in the form of annual bonuses and long-term equity-based incentives plays a significant role in aligning management’s interests with those of our stockholders.

Determination of Compensation

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Our board and our compensation committee are (or were, as applicable) responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our NEOs. Our compensation committee evaluates the individual performance and contributions of our Chief Executive Officer. Our Chief Executive Officer evaluates the individual performance and contributions of each other NEO, and reports to our compensation committee his recommendations regarding the other NEOs’ compensation.

Engagement of Compensation Consultant

For 2018, our compensation committee retained the services of FPL to serve as the compensation committee’s independent compensation consultant. FPL was engaged to assist the compensation committee with a variety of tasks, which included among other things, analyzing executive and board compensation relative to peer companies. FPL did not provide any other services to the Company in 2018. Our compensation committee has determined that FPL is independent and does not have any conflicts of interest with the Company.

Peer Group Review

With respect to the compensation packages offered to our NEOs, the compensation committee reviewed total cash and long- term compensation levels for executive officers of the Company against those of our peer group companies in an effort to set executive compensation at levels that will attract and motivate qualified executives while rewarding performance based on corporate objectives. The compensation committee set compensation levels for each executive officer on the basis of several factors, including the executive officer’s level of experience, competitive market data applicable to the executive officer’s positions and functional responsibilities, promoting recruitment and retention, the performance of the executive officer and the Company’s annual and long-term performance, as applicable.

The peer group used to set 2018 base salaries, bonus targets and long-term equity awards for our NEOs consisted of the following 17 similarly sized retail real estate investment trusts (“REITs”):

Acadia Realty Trust	Kimco Realty Corporation	Regency Centers Corporation

Kite Realty Group Trust	Retail Opportunity Investments Corp.	Retail Properties of America, Inc.

Brixmor Property Group Inc.	National Retail Properties, Inc.	Tanger Factory Outlet Centers, Inc.

Weingarten Realty Investment Trust	Taubman Centers, Inc.	Urban Edge Properties

Site Centers	Pennsylvania Real Estate Investment Trust	Urstadt Biddle Properties Inc.

Federal Realty Investment Trust	RPT Realty

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. One of our principal goals and keys to our success is to attract and retain the most highly qualified executives to manage each of our business functions. Our compensation committee works with FPL to understand competitive pay practices within the REIT industry and to design executive compensation programs that fit our business strategy and align the interests of our NEOs with those of our shareholders. We seek to provide total compensation to our NEOs that is competitive with the total compensation paid by comparable REITs and other real estate companies in our peer group.

Elements of Executive Compensation Program

The following describes the primary components of our executive compensation program for each of our NEOs for 2018, the rationale for each component and how compensation amounts were determined.

Base Salary

In 2018, we provided our NEOs with a base salary to compensate them for services rendered to us during the year. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The base salaries for each of the NEOs for 2018 were determined based in part on the analysis by FPL of the compensation practices of companies in the Company’s peer group. The following table sets forth the annual base salary rates for each of our NEOs for 2018.

Name	2018 Annual Base Salary
Thomas P. McGuinness	$772,500
Michael E. Podboy	515,000
Ivy Z. Greaner	475,000
Christy L. David	359,000
Adam M. Jaworski	301,790

Annual Cash Bonuses

In 2018, our NEOs participated in an annual bonus program for employees of the Company under which each of the NEOs was eligible to receive an annual cash bonus based upon the achievement of certain performance criteria. Target annual cash bonus awards for Messrs. McGuinness and Podboy were specified in each of their respective employment agreements, and for Ms. Greaner and Mr. Jaworski were specified in their offer letters, with threshold and maximum bonus levels determined on an annual basis. With respect to Ms. David, who was appointed as an executive officer of the Company during 2018, a portion of her 2018 annual bonus opportunity (with respect to the period prior to her appointment) was subject to satisfaction of the Modified NOI performance goal and a portion of her annual bonus opportunity (with respect to the period following to her appointment) was subject to satisfaction of the Adjusted FFO performance goal. The target bonus levels for our NEOs for 2018 were:

Name	Target Annual Bonus (% of annual base salary)
Thomas P. McGuinness	125%
Michael E. Podboy	90%
Ivy Z. Greaner	90%
Christy L. David	51%
Adam M. Jaworski	40%

Under the annual bonus program for Messrs. McGuinness and Podboy, Ms. Greaner and Ms. David (with respect to the portion of the year following her appointment as an executive officer), the 2018 performance goals were: (1) Adjusted FFO, weighted at 75% of each NEO’s target annual bonus opportunity, and (2) individual performance, weighted at 25% of each NEO’s target annual bonus opportunity.

Under the annual bonus program for Mr. Jaworski and Ms. David (with respect to the portion of the year prior to her appointment as an executive officer), the 2018 performance goals were: (1) Modified NOI, and (2) individuals performance.

Adjusted FFO, as we define it, is a non-GAAP financial measure that reflects components of financial performance related to our multi-tenant retail business for which our NEOs have influence and responsibility. Adjusted FFO is generally calculated as FFO (as defined above), but (i) including net operating income at our proportionate share and fee income earned on our unconsolidated retail joint venture; (ii) excluding the effects of non-retail joint ventures, gains and losses from extinguishment of debt and sales of marketable securities, and general and administrative expenses related to discontinued operations; and (iii) excluding adjustments in accordance with GAAP related to amortization of above- and below-market lease intangibles, amortization of deferred financing costs and the effect of straight-line rental revenue. Adjusted FFO should not be considered as an alternative for net income as a measure of liquidity. Our method of calculating Adjusted FFO may be different from methods used by other REITs. Accordingly, our Adjusted FFO may not be comparable to similarly titled measurements reported by such other REITs.

Modified NOI, as we define it, reflects the income from operations excluding lease termination income and GAAP rent adjustments (such as straight line rent and above/below market lease amortization). Modified NOI excludes interest expense, depreciation and amortization, general and administrative expenses, and other investment income from corporate investments.

The table below reflects the Adjusted FFO and Modified NOI performance goals for 2018. The individual performance bonus component for each of our NEOs was based on a qualitative assessment of their individual performance.

2018 Annual Bonus Performance Measure	Threshold	Target	Maximum
Adjusted FFO	$83.38 million	$104.23 million	$125.07 million
Modified NOI	N/A	$151.93 million	N/A

With respect to the Adjusted FFO goal, no bonus would be earned for performance below the threshold level, 50% of the executive’s bonus target would be earned for performance at the threshold level, 100% of the executive’s bonus target would be earned for performance at the target level and 150% of the executive’s bonus target would be earned for performance at the maximum level. Performance between threshold and target and between target and maximum levels would be interpolated on a straight-line basis.

For 2018, the Company achieved Adjusted FFO of $119.33 million, which was above the target goal of $104.23 million. Therefore, each of Mr. McGuinness and Mses. Greaner and David were entitled to 136.23% of their target bonus with respect to the Adjusted FFO performance metric. Further, the Company achieved a Modified NOI of $162.55 million, which was 106.99% above the target goal of $151.93 million. Therefore Mr. Jaworski and Ms. David were entitled to 106.99% of their respective target bonus with respect to the Modified NOI performance metric.

Our compensation committee determined that the bonus amounts for individual performances were payable at 112% of target for Mr. McGuinness, 110% of target for Ms. Greaner and 110% of target for Ms. David. Mr. Jaworski’s bonus amount will be paid at 44.95% of target, calculated at 106.99% of target and then multiplied by individual performance metric of 105%.

Pursuant to his Severance Agreement with the Company, Mr. Podboy received an amount equal to a pro-rated portion of his 2018 target bonus and did not otherwise receive an annual bonus for 2018.

Based on these results, bonuses were determined as follows for Messrs. McGuinness and Jaworski and Mses. Greaner and David:

Name	Adjusted FFO	Modified NOI	Individual Performance	2018 Total Bonus
Thomas P. McGuinness	$986,591	N/A	$313,828	$1,300,419
Ivy Z. Greaner	$209,416	N/A	$64,052	$273,468
Christy L. David	$74,605	$77,675	$22,818	$175,098
Adam M. Jaworski	N/A	$135,612	N/A	$135,612

Long-Term Equity-Based Incentive

The goals of our long-term equity-based awards granted in 2018 were to promote and encourage efforts towards the execution of our long-term business plans and, thereby, to align the interest of our officers, including our NEOs, with those of our stockholders by directly linking the value of the RSUs granted to our NEOs with the value of the Company.

Restricted Stock Unit Awards

In 2018, our compensation committee approved the following RSU awards (with dividend equivalents) to our NEOs (the “RSU Awards”) under the InvenTrust Properties Corp. 2015 Incentive Award Plan (the “Incentive Award Plan”) and pursuant to one or more restricted stock unit award agreements (the “RSU Award Agreement”).

Name	Number of RSUs
Thomas P. McGuinness	557,325
Michael E. Podboy	191,083
Ivy Z. Greaner	159,236
Christy L. David	111,465*
Adam M. Jaworski	78,453**

*

Ms. David was granted an annual RSU award on May 9, 2018 (65,685 RSUs) and an additional RSU award on November 6, 2018 in connection with her promotion to Executive Vice President, General Counsel and Secretary (45,780 RSUs).

**

Mr. Jaworski was granted an annual RSU award on May 9, 2018 (72,084 RSUs) and an additional RSU award on November 6, 2018 in connection with the additional services provided by him as Interim Principal Financial Officer (6,369 RSUs) which vested in full on December 31, 2018.

Each of the RSU Awards (other than the RSU Award granted to Mr. Jaworski on November 6, 2018) vests in three equal annual installments on the last business day of each of 2018, 2019 and 2020, subject to the executive’s continued service. The RSU Award granted to Mr. Jaworski on November 6, 2018, vested in full on December 31, 2018. If an executive’s service is terminated by us other than for “cause,” or by the executive for “good reason,” in either case, on the date of, or during the twenty-four month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), any then-unvested RSUs will vest in full upon such termination. Upon an executive’s termination of service for any other reason, any then-unvested RSUs will automatically be cancelled and forfeited by the executive. Any RSUs that become vested will be paid to the executive in whole shares of our common stock within 60 days after the applicable vesting date.

Each RSU was granted in tandem with a corresponding dividend equivalent. Each dividend equivalent entitles the executive to receive payments equal to the amount of the dividends paid on the shares of common stock underlying the RSUs (whether vested or unvested) to which the dividend equivalent relates.

Pursuant to the terms of Mr. Podboy’s Severance Agreement with the Company, Mr. Podboy forfeited all unvested RSU awards which he then held.

Additional information regarding the vesting terms and conditions applicable to all outstanding RSU awards held by our NEOs is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Share Unit Awards

Messrs. McGuinness and Podboy were previously granted awards under the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan (the “Retail Plan”) in the form of “annual share unit” awards and “contingency share unit” awards.

Effective as of June 19, 2015, in connection with the adoption of the Incentive Award Plan, we terminated the Retail Plan. Awards outstanding as of the termination of the plan remained outstanding and subject to the terms of the plan and the applicable award agreement. Mr. Podboy’s share unit awards terminated as of August 27, 2018 in connection with his resignation and termination of employment. In addition, if a payment event does not occur for purposes of the awards on or prior to March 12, 2019 (i.e., the fifth anniversary of the applicable vesting commencement date), all share unit awards held by Mr. McGuinness will be forfeited and terminated as of such date. No additional awards will be granted under the Retail Plan.

The Retail Plan provided for the grant of “share unit” awards to eligible participants. The value of a “share unit” was determined based on a phantom capitalization of our retail/non-core business, and does not necessarily correspond to the value of a share of common stock of the Company.

Similarly, vesting of the share units is conditioned upon the occurrence of a triggering event, such as a Listing Event (such as an initial public offering or other listing of shares on a national securities exchange) or a change in control of the retail/non-core business, and if no triggering event occurs within five years following the applicable vesting commencement date, then the share units are forfeited.

Subject to applicable vesting conditions, each share unit represents the right to receive a cash payment or shares of common stock of the Company or an acquiror thereof, as applicable, in an amount equal to the fair market value of the share unit on the date of the triggering event. The “fair market value” of a share unit will be determined by the board of directors in good faith, and prior to a Listing Event of the applicable entity, will be determined by reference to the third party valuation performed to estimate the value of a share unit on a fully diluted basis, using methodologies and assumptions substantially similar to those used in prior valuations.

Each “annual share unit” award (an “Annual Share Unit Award”) will vest and be settled on the later to occur of (i) the date of a change in control or Listing Event with respect to our retail/non-core business, as applicable, and (ii) the third anniversary of the vesting commencement date of the award, subject to the executive’s continued employment through the applicable settlement date, provided that in no event will the Annual Share Unit Awards vest or be settled unless such a change in control or Listing Event occurs on or before the fifth anniversary of the vesting commencement date of the award. In the case of a Listing Event, the Annual Share Unit Award will be settled in shares of common stock of our retail/non-core business, and in the event of a change in control, the Annual Share Unit Award will be settled in cash (or, if the acquiring entity is a publicly traded company and the Annual Share Unit Award is converted into another form of equity award of the acquiring entity at the time of the change in control, then the Annual Share Unit Award will be settled in shares of the acquiring entity).

The vesting and settlement of each “contingency share unit” award (a “Contingency Share Unit Award”) is contingent upon the occurrence of a change in control or Listing Event with respect to our retail/non-core business, as applicable, that occurs no later than the fifth anniversary of the applicable vesting commencement date. If a Listing Event occurs, the Contingency Share Unit Award will vest and settle in three equal installments on each of the first three anniversaries of the Listing Event, subject to the executive’s continued employment through each vesting date. If a qualifying change in control occurs, 100% of the Contingency Share Unit Award will vest and settle on the one-year anniversary of the change in control event, subject to the executive’s continued employment through the vesting date. The awards will be settled in shares or cash in the same manner described above with respect to the Annual Share Unit Awards.

Each of the share unit awards granted to the NEOs has a vesting commencement date of March 12, 2014. The value of each share unit was equal to $10.00 at the time of grant and was determined by reference to the third-party valuation performed for us as of December 31, 2013. On November 9, 2018, our compensation committee recommended and our Board approved an adjustment to the value of the share unit awards to $7.98 per share unit as result of intercompany activity from January 1, 2014 through June 30, 2018 which included intercompany transfers of assets and debt between the retail business and the hotel and student housing businesses, the spin-off of non-core assets into Highland REIT and company repurchase of shares through dutch tenders. The adjustment to the value also resulted in an adjustment to the number of share units previously awarded to individuals.

Additional information regarding the vesting terms and conditions applicable to all outstanding share unit awards held by our NEOs is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation

In 2018, we provided customary employee benefits to our full- and part-time employees, including our NEOs, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.

We have established a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. In 2018, our NEOs were eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. For 2018, we matched dollar for dollar the contributions made by participants in the 401(k) plan for the first $6,000 of the employee’s contributions. These matching contributions are subject to vesting based on the participant’s years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our compensation packages and further incentivizes our employees in accordance with our compensation policies.

Severance and Change in Control-Based Compensation

As more fully described below under the caption “- Potential Payments Upon Termination or Change in Control,” the employment agreements with Messrs. McGuinness and Podboy provided for certain payments and/or benefits upon a qualifying termination of employment. On July 9, 2018, our compensation committee adopted the Company’s Executive Severance and Change of Control Plan (the “Severance Plan”) and designated each of Messrs. McGuinness and Podboy and Ms. Greaner as participants in the Severance Plan. On August 9, 2018, the compensation committee designated Ms. David as a participant in the Severance Plan. In connection with their participation in the Severance Plan, the employment agreements previously in effect with Messrs. McGuinness and Podboy were terminated. In addition, Mr. Jaworski and, prior to her designation as a participant in the Severance Plan, Ms. David, were eligible to participate in the InvenTrust Properties Corp. Change in Control Severance Plan (the “CIC Severance Plan”).

The terms and conditions of the Severance Plan and the CIC Severance Plan and the payments and benefits to which the NEOs may become entitled under such plans in the event of a qualifying termination of employment are more fully described below under “- Potential Payments Upon Termination or Change in Control,”

We believe that job security and terminations of employment, both within and outside of the change in control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations.

Furthermore, the award agreements covering the share unit awards granted to Messrs. McGuinness and Podboy and the RSU Award Agreements provide for accelerated vesting of the awards upon certain terminations of employment. A detailed description of the acceleration provisions applicable to the share unit awards and the RSU Awards is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Severance Agreement and General Release with Mr. Podboy

Effective as of August 27, 2018, Mr. Podboy resigned as Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer and as an employee of the Company, and from all other officer, director or other positions he held with any subsidiary, division or affiliate of the Company.

In connection with Mr. Podboy’s resignation, the Company and Mr. Podboy entered into the Severance Agreement. Subject to Mr. Podboy’s continued compliance with the terms and conditions of the Severance Agreement and the general release of claims set forth therein, Mr. Podboy received the following compensation and benefits: (i) $85,833.32 paid on the second regularly scheduled payroll date following the effective date of Mr. Podboy’s resignation (the “Separation Date”); and (ii) payment by the Company of continued health and other insurance coverage for a period of 60 days following the Separation Date.

Additionally, subject to Mr. Podboy’s continued compliance with the terms and conditions of the Severance Agreement and Mr. Podboy’s execution of a second general release of claims in favor of the Company, which became effective within 30 days following the Separation Date, Mr. Podboy will be entitled to the following compensation and benefits: (iii) $1,467,750 payable over a period of 12 months commencing with the Company’s regular payroll date that coincides with or next follows the 60th day following the Separation Date

(the “Cash Severance”); (iv) $378,216 (in respect of a pro-rated 2018 bonus) payable in a lump-sum on the Company’s regular payroll date that coincides with or next follows the 60th day following the Separation Date; (v) continued health insurance coverage at the Company’s expense for the period beginning on the 60th day following the Separation Date and ending up to 18 months following the Separation Date; and (vi) 12 months of outplacement assistance at the Company’s expense.

Effective as of the Separation Date, all unvested share unit awards and unvested restricted stock unit awards held by Mr. Podboy were forfeited.

The Severance Agreement further provides that Mr. Podboy will continue to be bound by the confidentiality, non-competition, non-solicitation and other restrictive covenants contained in Mr. Podboy’s participation agreement under the Severance Plan, provided that Mr. Podboy’s non-competition covenant has been amended such that (i) it will apply for a period of six months following the Separation Date, and (ii) the competing businesses covered by the covenant will include certain companies enumerated in the Severance Agreement. Additionally, in the event that Mr. Podboy becomes employed or engaged by any person or entity that, during the two-year period following the Separation Date, makes an offer to acquire all or substantially all of the equity interests, business or assets of the Company, Mr. Podboy will promptly repay to the Company the Cash Severance, and the Company will have no further obligation to pay any additional Cash Severance to Mr. Podboy.

Tax and Accounting Considerations

Code Section 162(m)

Generally, Section 162(m) of the Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to certain of its executive officers. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. Therefore, our board and our compensation committee generally have not taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including share units and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs, our board and our compensation committee consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. However, our board or our compensation committee may, in their judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when they believe that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of Annual Share Unit Awards and Contingency Share Unit Awards under the Retail Plan and RSU Awards under the Incentive Award Plan are accounted for as equity awards under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our NEOs for the years ended December 31, 2018, December 31, 2017, and December 31, 2016.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

Thomas P. McGuinness President and Chief Executive Officer	2018	$772,500	-	$1,750,000	$1,300,419	$7,095	$3,830,014
	2017	750,000	-	1,750,000	916,670	7,309	3,423,979
	2016	725,000	-	1,750,000	1,158,690	6,309	3,639,999

Michael E. Podboy	2018	376,346	-	600,000	-	2,011,877	2,988,223
Former Executive Vice	2017	515,000	-	600,000	409,749	7,309	1,532,058
President, Chief Financial	2016	500,000	87,506	600,000	619,639	6,247	1,813,392
Officer, Chief Investment Officer and Treasurer

Ivy Z. Greaner	2018	210,096	100,000	500,000	273,468	28,254	1,111,818
Executive Vice President, Chief Operating Officer

Christy L. David Executive Vice President, General Counsel & Secretary	2018	303,123	-	350,000	175,098	6,930	835,151

Adam M. Jaworski(5)	2018	301,790	20,000	246,342	135,612	6,929	710,673
Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer

(1) For Ms. Greaner, amount includes a $100,000 signing bonus paid in connection with her commencement of employment in 2018.

(2) Amounts reflect the full grant-date fair value of RSU Awards granted under the Incentive Award Plan in accordance with ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 14: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3) For 2018, amounts represent the annual bonus awards earned by Messrs. McGuinness and Jaworski and Mses. Greaner and David in 2018 and paid in 2019 under our annual bonus program. Pursuant to the Severance Agreement, in connection with his termination of employment, Mr. Podboy received an amount equal to a pro-rated portion of his 2018 target bonus, which amount is reflected in the “All Other Compensation” column.

(4) The following table sets forth the amount of each other item of compensation paid to, or on behalf of, our NEOs during 2018 included in the “All Other Compensation” column. Amounts for each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan	Life Insurance Premiums	Other Payments(a)	Total
Thomas P. McGuinness	$6,000	$1,095	-	$7,095
Michael E. Podboy	6,000	730	$2,005,147	2,011,877
Ivy Z. Greaner	6,000	448	21,806	28,254
Christy L. David	6,000	930	-	6,930
Adam M. Jaworski	6,000	929	-	6,929

(a)

With respect to Mr. Podboy, amount includes aggregate cash payments under the Severance Agreement equal to $1,931,799, continued health insurance coverage at the Company’s expense valued at an estimated $38,348 and outplacement services at the Company’s expense valued at an estimated $35,000, paid or payable pursuant to the Severance Agreement. Amount for Ms. Greaner includes relocation reimbursement related to hiring.

(5) During the portion of 2018 for which he has served as our Interim Principal Financial Officer, the Company has paid Mr. Jaworski an additional cash bonus of $5,000 per month in respect of the additional services provided by him in that role.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of plan-based awards made to our NEOs for the year ended December 31, 2018.

Name	Grant Date	Estimated Future Payout Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Stock or Share Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold	Target	Max
Thomas P. McGuinness	N/A	$772,500	$965,625	$1,448,438	-	-
	May 8, 2018	-	-	-	557,325	$1,750,000
Michael E. Podboy	N/A	370,800	463,500	695,250	-	-
	May 8, 2018	-	-	-	191,083	600,000
Ivy Z. Greaner	N/A	342,000	427,500	641,250	-	-
	August 8, 2018	-	-	-	159,236	500,000
Christy L. David	N/A	147,046	183,807	275,711	-	-
	May 8, 2018	-	-	-	65,685	206,251
	November 6, 2018	-	-	-	45,780	143,749
Adam M. Jaworski	N/A	-	120,716	-	-	-
	May 8, 2018	-	-	-	72,084	226,344
	November 6, 2018	-	-	-	6,369	20,000

(1) Amounts represent the potential value of cash bonus awards that could have been earned for 2018 under our bonus programs. Under the bonus programs applicable to our NEOs, each executive was eligible to earn a cash bonus based on achievement in 2018 of performance goals relating to (i) Adjusted FFO and/or Modified NOI (as applicable), and (ii) individual performance. Please also see “Compensation Discussion and Analysis - Elements of Executive Compensation Program – Annual Cash Bonuses” for a detailed discussion of the 2018 bonus programs and the actual amounts paid to our NEOs thereunder. For Ms. Greaner, amounts reflect cash bonus awards based on annualized compensation. Actual amounts paid are pro-rated based on Ms. Greaner’s partial year of service and with respect to the portion of the year Ms. David was appointed as an executive officer.

(2) Represents RSU Awards granted under the Incentive Award Plan.

(3) Amounts reflect the full grant-date fair value of RSU Awards granted under the Incentive Award Plan in accordance with ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 14: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following provides a description of the material terms of the employment agreements and offer letters, as applicable, for our named executive officers.

Employment Agreements – Messrs. McGuinness and Podboy

On June 19, 2015, we entered into an Amended and Restated Executive Employment Agreement with Messrs. McGuinness and Podboy and on November 9, 2017, we amended Mr. Podboy’s Amended and Restated Executive Employment Agreement (each, an “Amended Employment Agreement”). In connection with the Company’s adoption of the Severance Plan, each of the Amended Employment Agreements was terminated.

The Amended Employment Agreements provided for the following annual base salaries: Mr. McGuinness – $700,000; Mr. Podboy – $395,000. Our compensation committee approved increases to these base salaries as follows for 2018: Mr. McGuinness – $772,500; Mr. Podboy – $515,000. In addition, pursuant to their Amended Employment Agreements, Messrs. McGuinness and Podboy were eligible to receive an annual cash performance bonus based upon the achievement of performance criteria established and approved by our compensation committee. The target awards for Messrs. McGuinness and Podboy under the Amended Employment Agreements were no less than 125% and 90% of such executive’s annual base salary, respectively. In the event of a change in control or Listing Event of the Company, the NEO was eligible to receive a pro-rated portion of the executive’s target annual bonus for the year in which such event occurs.

The Amended Employment Agreements also contained a confidentiality covenant by the executive that extended indefinitely, a non-competition covenant that extended during the executive’s employment and for a period of one year following a termination of the executive’s employment and an employee and independent contractor non-solicitation covenant that extended during the executive’s employment and for a period of three years following a termination of the executive’s employment. The non-competition covenant contained in the Amended Employment Agreements generally prohibited the executive from engaging or associating with any person or entity that owns properties having an aggregate appraised value of at least $500 million and is actively engaged in the acquisition, ownership, development, improvement, operation, management, leasing or sale of community centers, grocery-anchored centers, strip centers and/or power centers. Each Amended Employment Agreement also included a mutual non-disparagement covenant by the executive and the Company.

In addition to the terms described above, each of the Amended Employment Agreements also provided for certain payments and benefits upon a termination without “cause” or for “good reason” (each, as defined in the applicable employment agreement), which are described under the caption “- Potential Payments Upon Termination or Change in Control” below.

As discussed above, in connection with Mr. Podboy’ departure, the Company and Mr. Podboy entered into the Severance Agreement. Pursuant to the Severance Agreement, Mr. Podboy is entitled to certain severance payments and benefits, as more fully described below under the caption “- Potential Payments Upon Termination or Change in Control.”

Offer Letter – Greaner

In connection with Ms. Greaner’s appointment as Chief Operating Officer, effective as of July 9, 2018, the Company entered into an employment offer letter with Ms. Greaner pursuant to which she is entitled to an annual base salary of $475,000 and will be eligible to participate in the Company’s annual cash bonus program with a target annual bonus equal to 90% of her annual base salary. Ms. Greaner also received a one-time signing bonus of $100,000, $50,000 of which was payable on the first regular payroll date following Ms. Greaner’s start date, with the remaining $50,000 paid two pay periods later. In addition, pursuant to the terms of the offer letter, Ms. Greaner received an RSU Award valued at $500,000 under the Incentive Award Plan. The RSU Award will vest in three equal annual installments beginning on December 31, 2018, subject to Ms. Greaner’s continued employment on each of the vesting dates. The Company also reimbursed Ms. Greaner for certain costs in connection with her relocation to the Chicago area.

Offer Letter – Jaworski

On November 8, 2016, the Company entered into an employment offer letter with Mr. Jaworski pursuant to which he is entitled to an annual base salary of $293,000, subject to review for increase on an annual basis, and is eligible to participate in the Company’s annual cash bonus program with a target annual bonus equal to 40% of his annual base salary. Mr. Jaworski’s annual base salary has since been increased to $301,790. In addition during his service as the Company’s Interim Principal Financial Officer, the Company has paid Mr. Jaworski additional bonus compensation in the amount of $5,000 per month. Mr. Jaworski also received a one-time signing bonus of $155,000, $55,000 of which was payable on the first regular payroll date following Mr. Jaworski’s start date, with the remaining $100,000 paid at the same time as 2016 cash bonuses were paid to other Company employees. In addition, pursuant to the terms of the offer letter, Mr. Jaworski received an RSU Award valued at $184,000 under the Incentive Award Plan. The RSU Award vested in three equal annual installments beginning on December 31, 2016, subject to Mr. Jaworski’s continued employment on each of the vesting dates.

Severance and Change In Control Plans

On July 9, 2018, our compensation committee adopted the Severance Plan and has designated each of Messrs. McGuinness and Podboy and Mses. Greaner and David as participants in the Severance Plan. In addition, Mr. Jaworski and, prior to her designation as a participant in the Severance Plan, Ms. David, were eligible to participate in the CIC Severance Plan.

The terms and conditions of the Severance Plan and the CIC Severance Plan and the payments and benefits to which the NEOs may become entitled under such plans in the event of a qualifying termination of employment are more fully described below under “- Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2018 Year-End

The following tables summarize the number of RSUs underlying outstanding RSU Awards and share units underlying outstanding Annual Share Unit Awards and Contingency Share Unit Awards for each NEO as of December 31, 2018.

Outstanding Restricted Stock Unit Awards at 2018 Year End

The following table represents the RSU Awards outstanding as of December 31, 2018, granted under the Incentive Award Plan.

Name	Grant Date	Number of RSUs That Have Not Vested (#)		Market Value of RSUs That Have Not Vested ($)(1)

Thomas P. McGuinness	May 1,2017	180,851	(2)	$567,872
	May 9, 2018	373,407	(3)	1,172,498

Ivy Z. Greaner	August 8, 2018	106,688	(3)	335,000

Christy L David	May 1, 2017	11,625	(2)	36,502
	May 9, 2018	44,008	(3)	138,185
	November 5, 2018	30,673	(3)	96,313

Adam M. Jaworski	May 1, 2017	22,708	(2)	71,303
	May 9, 2018	48,296	(3)	151,649

(1) Amounts represent the number of outstanding RSUs multiplied by $3.14, which is equal to the most recent estimated value per share of our common stock, which was as of May 1, 2018.

(2) Represents outstanding RSUs, which vest, subject to the executive’s continued service on the vesting date, at 100% on the last business day of 2019. If the executive’s service is terminated by us other than for “cause” or by the executive for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

(3) Represents outstanding RSUs, which vest, subject to the executive’s continued service on each applicable vesting date, as follows: 49% on the last business day of 2019 and 51% on the last business day of 2020. If the executive’s service is terminated by us other than for “cause” or by the executive for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

Outstanding Share Unit Awards at 2018 Year End

The following table represents the Share Unit Awards outstanding as of December 31, 2018, granted under the Retail Plan.

Name	Grant Date	Number of Share Units That Have Not Vested (#)	Market Value of RSUs and Share Units That Have Not Vested ($)(1)
Thomas P. McGuinness	October 9, 2014 October 9, 2014	187,970(2) 187,970(3)	$1,500,000 1,500,000

(1) Amounts represent the number of share units that were granted on the grant date multiplied by the estimated value of each share unit on the grant date as determined by our compensation committee by reference to the third-party valuation performed for the Company that was the most recent third-party evaluation available at the time of the grant. The estimated value of a share unit was determined based on a phantom capitalization of our retail/non-core business. Vesting of the share units is conditioned upon the occurrence of a triggering event, such as a Listing Event or a change in control of the retail/non-core business and, therefore, the market value of the share units cannot be definitively determined until the occurrence of such an event.

(2) Represents an Annual Share Unit Award granted under the Retail Plan, which will vest and be settled on the later to occur of (i) the date of a change in control of the Company, or a Listing Event with respect to the shares of common stock of the Company, and (ii) the third anniversary of the vesting commencement date of the award, subject to the executive’s continued employment through the applicable settlement date, provided that in no event will the Annual Share Unit Award vest or be settled unless such a change in control or Listing Event occurs on or before the fifth anniversary of the vesting commencement date of the award. The vesting commencement date for each Annual Share Unit Award is March 12, 2014. If a payment event does not occur for purposes of the awards on or prior to March 12, 2019 (i.e., the fifth anniversary of the applicable vesting commencement date), all Annual Share Unit Awards held by Mr. McGuinness will be forfeited and terminated as of such date.

(3) Represents a Contingency Share Unit Award granted under the Retail Plan, the vesting and settlement of which is contingent upon the occurrence of a change in control of the Company, or a Listing Event with respect to the shares of common stock of the Company, in each case that occurs no later than the fifth anniversary of the applicable vesting commencement date. If a Listing Event occurs, the Contingency Share Unit Award will vest and settle in three equal installments on each of the first three anniversaries of the Listing Event, subject to the executive’s continued employment through each vesting date. If a qualifying change in control occurs, 100% of the Contingency Share Unit Award will vest and settle on the one-year anniversary of the change in control event, subject to the executive’s continued employment through the vesting date. The vesting commencement date for each Contingency Share Unit Award is March 12, 2014. If a payment event does not occur for purposes of the awards on or prior to March 12, 2019 (i.e., the fifth anniversary of the applicable vesting commencement date), all Annual Share Unit Awards held by Mr. McGuinness will be forfeited and terminated as of such date.

Stock Vested

The following table provides information regarding RSU Awards held by Messrs. McGuinness and Jaworski and Mses. Greaner and David that vested during 2018:

Name	Number of Shares Acquired on Vesting (#)	Values Realized on Vesting ($)(1)
Thomas P. McGuinness	548,939	$1,723,668
Ivy Z. Greaner	52,548	165,000
Christy L. David	53,185	167,001
Adam M. Jaworski	72,123	226,466

(1) Amounts represent the number of shares of our common stock acquired in connection with the vesting of RSUs multiplied by $3.14, which is equal to the estimated value per share of our common stock as of May 1, 2018 and was the latest valuation available on December 31, 2018, the vesting date.

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control or Listing Event. The following discussion describes the payments and benefits to which our NEOs, other than Mr. Podboy, would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2018. With respect to Mr. Podboy, the discussion describes the payments and benefits payable under the Severance Agreement in connection with his resignation of employment effective as of August 27, 2018.

McGuinness Employment Agreement

The following provides a description of the material terms of Mr. McGuinness’ Amended Employment Agreement, as in effect prior to the termination of such agreement in July 2018. In connection with the Company’s adoption of the Severance Plan, Mr. McGuinness’ Amended Employment Agreement was terminated.

Under Mr. McGuinness’ Amended Employment Agreements, if his employment was terminated by the Company, without “cause” or by Mr. McGuinness for “good reason” (each, as defined in the Amended Employment Agreement), Mr. McGuinness would be entitled to the following severance payments and benefits:

•

payment in an amount equal to a multiple of the sum of Mr. McGuinness’ annual base salary and target bonus for the year in which the termination occurred, payable in equal installments over a period of 12 months commencing within 60 days following the termination date (except as described below); and

•	payment or reimbursement by us, of premiums for healthcare continuation coverage under COBRA for Mr. McGuinness and his dependents for up to 18 months after the termination date.

The cash severance multiple for Mr. McGuinness under his Amended Employment Agreement for both non-change in control and change in control termination scenarios was 2x (non-change in control) and 3x (change in control). Under Mr. McGuinness’ Amended Employment Agreement, the change in control severance multiple would apply in the event of a termination by us without “cause” that occurs on the date of, or during the 24 month period following, a change in control transaction or a sale of our retail business, or in the event of a termination by Mr. McGuinness for “good reason” that occurs on the date of, or during the 24 month period following, a change in control transaction (each, as defined in the Amended Employment Agreement). Cash severance payable in the event of a qualifying change in control termination would be made in a single lump sum within 60 days following the termination date (rather than installments over 12 months). Mr. McGuinness’ right to receive the severance or other benefits described above would be subject to him signing, delivering and not revoking a general release agreement in a form generally used by us.

Mr. McGuinness’ Amended Employment Agreement further provided that, to the extent that any payment or benefit received by him in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits would be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. McGuinness than receiving the full amount of such payments.

Executive Severance and Change In Control Plan

On July 9, 2018, our compensation committee adopted the Severance Plan and designated each of Messrs. McGuinness and Podboy and Ms. Greaner as participants in the Severance Plan. On August 9, 2018, the compensation committee designated Ms. David as a participant in the Severance Plan.

Under the Severance Plan, in the event a participant’s employment with the Company is terminated by the Company without “cause” (other than by reason of death or disability) or by the participant for “good reason” (each, as defined in the Severance Plan), the participant will be entitled to receive the following:

•

A severance payment in an amount equal to a multiple of the participant’s annual base salary and target cash bonus, payable in equal installments over a period of 12 months commencing within 60 days following the participant’s termination date (except as described below); and

•	payment or reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the participant and his or her dependents for up to 18 months after the termination date.

The cash severance multiple for each executive for both non-change of control and change of control termination scenarios is as follows: Mr. McGuinness – 2x (non-change of control) and 3x (change of control); Ms. David and Ms. Greaner – 1.5x (non-change of control) and 2.5x (change of control). The change of control severance multiple will apply in the event of a qualifying termination of employment that occurs on the date of, or during the 24 month period following, a “change of control” (as defined in the Severance Plan). Cash severance payable in the event of a qualifying change of control termination will be made in a single lump sum payment within 60 days following the participant’s termination date (rather than installments over 12 months). A participant’s right to receive the severance or other benefits described above will be subject to the participant signing, delivering and not revoking a general release agreement in a form generally used by the Company.

The Severance Plan also provides that in the event of a change of control or certain specified events resulting in a listing of the Company’s shares on a national securities exchange (including an initial public offering), a participant will be eligible to receive a pro-rated portion of the participant’s target annual bonus for the year in which such event occurs.

The Severance Plan further provides that, to the extent that any payment or benefit received by a participant in connection with a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

Each letter agreement entered into with the executives contains a confidentiality covenant by the executive that extends indefinitely, a noncompetition covenant that extends during the executive’s employment and for a period of one year following a termination of the executive’s employment, and an employee and independent contractor nonsolicitation covenant that extends during the executive’s employment and for a period of three years following a termination of the executive’s employment. Each letter agreement also includes a mutual non-disparagement covenant by the executive and the Company.

The Company may amend or terminate the Severance Plan at any time and for any reason, provided that a participant’s right to receive payments and benefits under the Plan may not, without the participant’s written consent, be adversely affected by an amendment or termination of the Severance Plan made within 12 months prior to the participant’s termination of employment or within 12 months before and after a change of control. The Company is required to provide notice to participants within 15 days of any amendment or termination of the Severance Plan.

CIC Severance Plan

Mr. Jaworski and, prior to her designation as a participant in the Severance Plan, Ms. David, were eligible to participate in the CIC Severance Plan. The CIC Severance Plan provides severance benefits to eligible participants in the event of certain qualifying terminations of employment in connection with a change in control of the Company or a sale of its retail business.

Under the CIC Severance Plan, in the event of a “qualifying termination” of employment, Mr. Jaworski is, and Ms. David would have been, entitled to receive the following payments and benefits, subject to his or her execution and non-revocation of a general release of claims against the Company:

•

a lump-sum cash payment in an amount equal to the sum of (i) 150% of the executive’s annual base salary, plus (ii) the executive’s target annual performance bonus for the year in which the termination occurs, plus (iii) a pro-rated portion of the executive’s target annual performance bonus for the year in which the termination occurs, payable no later than 60 days following the executive’s termination date (or, if earlier, three days following the date on which the general release of claims executed by the executive becomes effective); and

•	payment or reimbursement by the Company for the COBRA premiums for the executive and the executive’s covered dependents for up to 12 months following the executive’s termination date.

Under the CIC Severance Plan, a “qualifying termination” includes a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason,” in any case, on or within 24 months after the first to occur of a change in control of the Company or a sale of the Company’s retail business (each as defined in the CIC Severance Plan). However, in no event will a participant be deemed to have experienced a qualifying termination as a result of the participant’s death or disability, or if in connection with such change in control or sale of the retail business, the participant’s employment with the Company was terminated and the participant was offered comparable employment or accepted comparable employment with the successor entity.

A participant’s right to receive and/or retain the severance benefits payable under the CIC Severance Plan is conditioned upon on the participant’s continued compliance with any confidentiality, non-solicitation, non-competition and similar covenants with respect to which the participant is bound pursuant to any agreement with the Company.

The CIC Severance Plan further provides that, to the extent that any payment or benefit received by a participant in connection with a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

The CIC Severance Plan provides that during the 24-month period following a change in control or sale of the retail business, neither the Company nor any successor entity may terminate the plan or any participation notice, nor may the Company or any successor entity amend the plan or any participation notice if any such amendment would have an adverse impact on the interests of any participant under the plan, in either case, without the express written consent of each affected participant. Additionally, following a participant’s qualifying termination, no termination or amendment of the CIC Severance Plan or any participation notice may adversely affect the rights of such participant under the plan without such participant’s written consent.

RSU Awards

The RSU Agreements provide for accelerated vesting of the awards in the event of certain terminations of service. If an NEO’s service is terminated by us other than for “cause” or by the NEO for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the NEO’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

Share Unit Awards

The award agreements covering the share unit awards made to Mr. McGuinness provide for accelerated vesting of the awards in the event of certain terminations of service.

If Mr. McGuinness’ employment is terminated by the Company without “cause” or by him for “good reason” (each, as defined in the applicable award agreement or Retail Plan), in either case, following the occurrence of a change in control or Listing Event, the unvested portion of the award will vest in full and be settled on the date of such termination or resignation. In addition, in the event that Mr. McGuinness’ employment is terminated on account of his death or “disability” (as defined in the applicable award agreement) after the occurrence of a change in control or Listing Event, then with respect to all share units which are unvested as of that time, Mr. McGuinness will be entitled to receive a cash payment equal to the fair market value of the share units on the date of the termination. In the event that Mr. McGuinness’ employment is terminated on account of his death or “disability,” and a change in control or Listing Event had not yet occurred, then upon the occurrence of a change in control or Listing Event, Mr. McGuinness will be entitled to a cash payment equal to the fair market value of the share units on the date of the change in control or Listing Event, as applicable.

Podboy Severance Agreement

Under the Severance Agreement, subject to Mr. Podboy’s continued compliance with the terms and conditions of the Severance Agreement and the general release of claims set forth therein, Mr. Podboy received the following compensation and benefits: (i) $85,833.32 paid on the second regularly scheduled payroll date following the Separation Date; and (ii) payment by the Company of continued health and other insurance coverage for a period of 60 days following the Separation Date. Additionally, subject to Mr. Podboy’s continued compliance with the terms and conditions of the Severance Agreement and Mr. Podboy’s execution of a second general release of claims in favor of the Company, which became effective within 30 days following the Separation Date, Mr. Podboy will be entitled to the following compensation and benefits: (iii) Cash Severance equal to $1,467,750 payable over a period of 12 months commencing with the Company’s regular payroll date that coincides with or next follows the 60th day following the Separation Date; (iv) $378,216 (in respect of a pro-rated 2018 bonus) payable in a lump-sum on the Company’s regular payroll date that coincides with or next follows the 60th day following the Separation Date; (v) continued health insurance coverage at the Company’s expense for the period beginning on the 60th day following the Separation Date and ending up to 18 months following the Separation Date; and (vi) 12 months of outplacement assistance at the Company’s expense. The following table summarizes the amount of compensation and benefits paid or payable to Mr. Podboy under the Severance Agreement.

	Cash Severance	Company-Paid COBRA Premiums(1)	Company- Paid Outplacement Services(2)	Total
Michael E. Podboy	$1,931,799	$38,348	$35,000	$2,005,147

(1) Estimated value based on Company-paid COBRA premiums at 2018 enrollment rates

(2) Estimated value based on invoice from Lee Hecht Harrison.

Summary of Potential Payments

The following table summarizes the payments that would be made to our NEOs, other than Mr. Podboy, upon the occurrence of certain qualifying terminations of employment or a change in control, Listing Event or a sale of our retail business (a “retail sale”), assuming such NEO’s termination of employment with the Company occurred on December 31, 2018 and, where relevant, that a change in control or Listing Event of the Company or a retail sale occurred on December 31, 2018. Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses and (2) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Mr. Podboy resigned from his position as an executive officer and all other positions that he held with the Company and its subsidiaries effective as of August 27, 2018. Payments made to Mr. Podboy under the Severance Agreement in connection with his resignation of employment are described above under “Potential Payments Upon Termination or Change in Control - Podboy Severance Agreement.”

Name	Benefit	Change of Control or Listing Event (No Termination)	Change in Control or Listing Event Following Termination Upon Death or Disability(1)	Termination Upon Death or Disability Following a Change in Control or Listing Event(2)	Termination Without Cause or For Good Reason (No Change in Control or Retail Sale)	Termination Without Cause or For Good Reason (Change in Control or Retail Sale)(2)(3)
Thomas P. McGuinness	Cash Severance(4)	—	—	—	$3,476,250	$5,214,375
	Accelerated Vesting of RSU Awards(5)	—	$1,740,370	$1,740,370	—	$1,740,370
	Accelerated Vesting of Share Unit Awards(6)	—	$3,000,000	$3,000,000	—	$3,000,000
	Company-Paid COBRA Premiums(7)	—	—	—	$26,391	$26,391
	Total	—	$4,795,919	$4,795,919	$3,401,650	$9,884,932
Ivy Z. Greaner	Cash Severance(4)	—	—	—	$1,353,750	$2,256,250
	Accelerated Vesting of RSU Awards(5)	—	$335,000	$335,000	—	$335,000
	Company-Paid COBRA Premiums(7)	—	—	—	$38,355	$38,355
	Total	—	$335,000	$335,000	$1,392,105	$2,629,605
Christy L. David	Cash Severance(4)	—	—	—	814,210	$1,357,016
	Accelerated Vesting of RSU Awards(5)	—	$271,001	$271,001	—	$271,001
	Company-Paid COBRA Premiums(7)	—	—	—	$38,477	$38,477
	Total	—	$271,001	$271,001	$849,977	$1,661,978
Adam M. Jaworski	Cash Severance(4)	—	—	—	—	$573,402
	Accelerated Vesting of RSU Awards(5)	—	$222,953	$222,953	—	$222,953
	Company-Paid COBRA Premiums(7)	—	—	—	—	—
	Total	—	$222,953	$222,953	—	$796,355

(1) Includes (i) with respect to the RSU Awards, amounts to which NEOs would be entitled to upon a termination of employment on account of death or “disability” and (ii) with respect to the share unit awards, amounts to which Mr. McGuinness would be entitled to upon a change in control or Listing Event occurring following a termination of employment on account of death or “disability.”

(2) Includes (i) amounts which would be payable by reason of accelerated vesting of RSU Awards upon a qualifying termination of employment following a change in control and (ii) amounts which would be payable by reason of accelerated vesting of share unit awards upon a qualifying termination of employment following the change in control or Listing Event.

(3) Represents amounts to which NEOs would be entitled upon a qualifying termination of employment occurring on the date of, or during the 24 month period following, a change in control, Listing Event or, retail sale, as applicable. In the event the NEO incurred a qualifying termination of employment beyond the 24 month period following a change in control, Listing Event or retail sale, as applicable, the executive would remain entitled to acceleration of unvested share unit awards (Mr. McGuinness), but not the change in control cash severance, reimbursement of COBRA premiums amounts or, unless the executive was terminated on account of death or disability, acceleration of unvested RSU Awards.

(4) Represents a multiple of the sum of the NEO’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive, and whether the executive’s qualifying termination occurs on the date of, or during the 24 month period following, a change in control. For Mr. Jaworski, represents the sum of 150% of his annual base salary, his target bonus and a pro-rated portion of his target bonus for the year in which the qualifying termination occurs. For additional details, see “ -Executive Severance and Change in Control Plan” and “CIC Severance Plan” above.

(5) Represents the aggregate value of the NEO’s unvested RSUs which would vest in connection with the executive’s termination of employment, calculated by multiplying the applicable number of RSUs subject to each RSU Award by $3.14, which is equal to the estimated value per share of our common stock as of December 31, 2018.

(6) Represents the aggregate value of Mr. McGuinness’ unvested share unit awards that would vest in connection with the change in control or Listing Event or his termination of employment, as applicable. Amounts represent the number of share units on the grant date multiplied by the estimated value of each share unit on the grant date as determined by our compensation committee by reference to the third-party valuation performed for the Company that was the most recent third-party evaluation available at the time of the grant. The estimated value of a share unit was determined based on a phantom capitalization of our retail business and does not directly correspond to the value of a share of common stock of the Company. Vesting of the share units is conditioned upon the occurrence of a triggering event, such as a Listing Event or a change in control of the business and, therefore, the market value of the share units cannot be definitively determined until the occurrence of such an event.

(7) Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2018 enrollment rates, multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums. Mr. Jaworski did not participate in our group health plan as of December 31, 2018, and therefore no amount is included for him.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Thomas McGuinness, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2018, our last completed annual period:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $102,173; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $3,830,014.

Based on this information, for 2018, the annual total compensation of our CEO was approximately 37.49 times the median of the annual total compensation of all of our employees (other than the CEO).

Determining the Median Employee

Employee Population

The Company used our employee population data as of December 1, 2018 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 116 individuals.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we used 2018 annual base salary, bonus earned in 2018 and any long term incentive stock awards granted in 2018. In identifying the median employee, we annualized the compensation of all permanent employees who were new-hires and/or on leave of absence in 2018.

Compensation Measure and Annual Total Compensation of Median Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Annual Total Compensation of CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

COMPENSATION RISK ASSESSMENT

We believe that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2018, our management conducted an extensive review of the design and operation of our compensation program and presented their findings to the compensation committee. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT1

The compensation committee of the board of directors of InvenTrust Properties Corp. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and, based on such review and discussions, recommended to the board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors

Paula J. Saban (Chairperson)

Julian E. Whitehurst

Scott A. Nelson

1

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table provides information with respect to the beneficial ownership of our common stock as of March 1, 2019, by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and NEOs, and (iii) all directors, nominees and executive officers as a group.

Unless otherwise indicated, the address of each named person is c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	% of Shares Outstanding(9)
Directors and NEOs:
Thomas P. McGuinness, Director, President and Chief Executive Officer(2)	852,809	*
Ivy Z. Greaner, Executive Vice President, Chief Operating Officer(3)	29,743	*
Christy L. David, Executive Vice President, General Counsel & Secretary	42,111	*
Adam M. Jaworski, Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer	66,113
Paula Saban, Director, Chairperson of the Board(4)	106,947	*
Stuart Aitken, Director(5)	41,301	*
Amanda Black, Director(6)	17,516	*
Thomas F. Glavin, Director(7)	82,424	*
Scott Nelson, Director(8)	77,126	*
Michael Stein, Director(8)	77,126	*
Julian E. Whitehurst, Director(8)	96,831	*

All Executive Officers and Directors as a Group (eleven persons)		*

* Indicates less than 1%

(1) For Mr. McGuinness, Ms. Greaner and Ms. David does not include shares underlying unvested RSUs. All fractional ownership amounts have been rounded to the nearest whole number.

(2) Mr. McGuinness and his spouse share voting and dispositive power over all shares.

(3) Mr. Greaner and her spouse share voting and dispositive power over all shares.

(4) Ms. Saban and her spouse share voting and dispositive power over 71,915 shares. Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(5) Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(6) Amount reflect a grant of 17,516 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(7) Mr. Glavin and his spouse share voting and dispositive power. Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(8) Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(10) Based on 728,558,989 shares of our common stock outstanding as of March 1, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires each director, executive officer and individual beneficially owning more than 10% of our common stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all forms they file. Based solely on a review of the copies of these forms furnished to us during, and with respect to, the year ended December 31, 2018, or written representations that no additional forms were required, we believe that all of our executive officers and directors and persons that beneficially owned more than 10% of the outstanding shares of our common stock complied with these filing requirements during the year ended December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Our board of directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the audit committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The audit committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Code of Ethics and Business Conduct, and either approve or disapprove the related person transaction.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the audit committee has approved or ratified such transaction in accordance with Section 2-419 of Maryland Code, Corporations and Associations (if applicable), or any successor provision thereto, our charter and bylaws and the guidelines set forth in the related person policy.

AUDIT COMMITTEE REPORT1

The audit committee of the board of directors of InvenTrust Properties Corp. (the “Company”) assists the board of directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to United States generally accepted accounting principles.

In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2019 Annual Meeting of Stockholders titled “Audit Committee,” the audit committee has performed the following:

•

Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.

•

Discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), as adopted in Auditing Standard No. 1301 (Communications with Audit Committees), and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.

•

Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussions with KPMG regarding its independence.

Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures and letter to the audit committee and review of the representations of management and the reports of KPMG, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Submitted by the members of the audit committee of the board.

Audit Committee of the Board of Directors

Thomas F. Glavin (Chairperson)

Amanda E. Black

Scott A. Nelson

Michael A. Stein

1

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL NO. 2 – RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ending December 31, 2019. We are asking our stockholders to ratify the selection.

KPMG also served as our independent registered accounting firm for year ended December 31, 2018. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the audit committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company. Our board unanimously recommends that you vote “FOR” the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2019.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by our independent registered public accounting firm, KPMG, for the audit of our annual consolidated financial statements for the years ended December 31, 2018 and 2017, together with fees for audit-related services and tax services rendered by KPMG for the years ended December 31, 2018 and 2017, respectively.

	Year ended December 31,

	2018	2017
Audit fees(1)	$1,001,000	$1,006,950
Tax fees(2)	161,107	450,394
TOTAL	1,162,107	$1,444,344

(1) Audit fees consist principally of fees paid for the audit of our annual consolidated financial statements and review of our consolidated financial statements included in our quarterly reports.

(2) Tax fees are comprised of tax compliance and consulting fees.

Approval of Services and Fees

Our audit committee, or the chairperson of our audit committee, must pre-approve any audit and non-audit service provided to us by the independent auditor, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the audit committee or if such service falls within available exceptions under SEC rules. If approved by the chairperson of the audit committee, such approval will be presented to the audit committee at its next meeting. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to approve audit and permitted non-audit services, provided that the decision of the subcommittee to approve any service shall be presented to the full audit committee at its next scheduled meeting.

The audit committee has reviewed and approved all of the fees charged by KPMG for the years ended December 31, 2018 and 2017, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2018 and 2017, respectively, were consistent with maintaining KPMG’s independence. As a matter of policy, we will not engage our primary independent registered public accounting firm for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services and other permissible non-audit services that are specifically approved as described above.

STOCKHOLDER PROPOSALS

Stockholder Proposals for the 2020 Annual Meeting

The deadline has passed to submit any proposals for the 2019 Annual Meeting. We have not received any timely stockholder proposals for inclusion in this year’s proxy statement.

Nominations of Director Candidates for the 2020 Annual Meeting

Stockholder nominations of director candidates must be submitted in advance to the Company in accordance with the procedures specified in Section 9(a) of Article II of our current bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than 5:00 p.m., Eastern Time, on the 120th day and not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2020, a stockholder must provide written notice of a candidate nomination not earlier than October 13, 2019 and not later than 5:00 p.m., Eastern Time, on November 12, 2019, to our corporate secretary, c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515. Nominations of director candidates by stockholders must also comply with the other procedures specified in Article II, Section 9(a) of our bylaws. A copy of our bylaws may be obtained by written request to our corporate secretary at the same address. Additional information regarding director nominations is included above under the heading Corporate Governance Principles – Nominating and Corporate Governance Committee.

Other Stockholder Proposals for the 2020 Annual Meeting

Stockholders intending to present any other proposal for action by the stockholders at an annual meeting are subject to the same notice provisions under our bylaws for director candidate nominations as discussed above. Accordingly, for our annual meeting to be held in 2020, a stockholder must provide written notice to the Company of a proposal not earlier than October 13, 2019 and not later than 5:00 p.m., Eastern Time, on November 12, 2019.

Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or affect a stockholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2020, stockholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than November 12, 2019.

Each of these stockholder proposals should be submitted in writing and addressed to our corporate secretary, c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515.

ANNUAL REPORT TO STOCKHOLDERS

We have filed an Annual Report on Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2018 Annual Report on Form 10-K by writing to InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510. Copies of exhibits will be provided upon payment of a nominal fee equal to our expenses in furnishing such exhibits. Our Annual Report on Form 10-K may also be accessed electronically on our website at www.inventrustproperties.com through the “SEC Filings” tab.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
INVENTRUST PROPERTIES CORP.
P.O. BOX 219845 KANSAS CITY, MO 64121-9845	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E56118-P15990 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INVENTRUST PROPERTIES CORP.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:			For	Withhold
	1a.	Stuart Aitken		☐	☐
	1b.	Amanda Black		☐	☐
	1c.	Thomas F. Glavin		☐	☐
	1d.	Thomas P. McGuinness		☐	☐
	1e.	Scott A. Nelson		☐	☐
	1f.	Paula J. Saban		☐	☐
	1g.	Michael A. Stein		☐	☐
	1h.	Julian E. Whitehurst		☐	☐
							For	Against	Abstain

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.						☐	☐	☐

NOTE: Proxies will be authorized to vote in their discretion with respect to any other business that may properly come before the annual meeting, including any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E56119-P15990

INVENTRUST PROPERTIES CORP.
Annual Meeting of Stockholders
May 9, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas P. McGuinness and Christy L. David, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of INVENTRUST PROPERTIES CORP. to be held at 9:00 AM, CDT on May 9th at Chicago Marriott Oak Brook, 1401 West 22nd Street, Oak Brook, IL 60523, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at such meeting with all powers possessed by the undersigned if personally present at such meeting. Each proxy is authorized to vote as directed on the reverse side hereof and otherwise in his or her discretion with respect to any other business as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed herein. If this proxy is properly executed and no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors recommendations.

Continued and to be signed on reverse side